FORM OF
AMENDED AND RESTATED
 SHAREHOLDER  SERVICES AND DISTRIBUTION PLAN PRIVATE


	This Amended and Restated Shareholder Services and Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by [Name of Fund], a [business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust") on behalf of its sub-trust] / [a corporation organized under the laws of the State of Maryland (the "Fund")], subject to the following terms and conditions:

	Section 1.  Annual Fee.

	(a)	Service Fee for Class A shares. The [Trust/Fund] will
pay to Salomon Smith Barney Inc., a corporation
organized under the laws of the State of Delaware
("Salomon Smith Barney"), a service fee under the
Plan at an annual rate of [     %] of the average
daily net assets of the Fund attributable to the Class A shares sold and not redeemed (the "Class A
Service Fee").

	(b)	Service Fee for Class B shares. The [Trust/Fund] will
pay to Salomon Smith Barney a service fee under the
Plan at the annual rate of [    %] of the average
daily net assets of the Fund attributable to the Class B shares sold and not redeemed (the "Class B
Service Fee").

	(c)	Distribution Fee for Class B shares. In addition to
the Class B Service Fee, the [Trust/Fund] will pay
Salomon Smith Barney a distribution fee under the
Plan at the annual rate of [    %] of the average
daily net assets of the Fund attributable to the Class B shares sold and not redeemed (the "Class B
Distribution Fee").

	(d)	Service Fee for Class L  shares.  The [Trust/Fund]
will pay to Salomon Smith Barney a service fee under
the plan at the annual rate of [    %] of the average
daily net assets of the Fund attributable to the Class L shares sold and not redeemed (the "Class L
Service Fee").

	(e)	Distribution Fee for Class L shares.  In addition to
the Class L Service Fee, the [Trust/Fund] will pay
Salomon Smith Barney a distribution fee under the
Plan at the annual rate of [    %] of the average
daily net assets of the Fund attributable to the Class L shares sold and not redeemed (the "Class L
Distribution Fee").

	(f)	Payment of Fees. The Service Fees and Distribution
Fees will be calculated daily and paid monthly by the [Trust/Fund] with respect to the foregoing classes of the Fund's shares (each a "Class" and together, the "Classes") at the annual rates indicated above.

	Section 2.  Expenses Covered by the Plan.

	With respect to expenses incurred by each Class, its respective Service Fee and/or Distribution Fee may be used by Salomon Smith Barney for: (a) costs of printing and distributing the [Trust's/Fund's] prospectuses, statements of additional information and reports to prospective investors in the [Trust/Fund]; (b) costs involved in preparing, printing and distributing sales literature pertaining to the [Trust/Fund];
(c) an allocation of overhead and other branch office distribution-related expenses of Salomon Smith Barney; (d) payments made to, and expenses of, Salomon Smith Barney's financial consultants and other persons who provide support services to [Trust/Fund] shareholders in connection with the distribution of the [Trust's/Fund's] shares, including but not limited to, office space and equipment, telephone facilities, answering routine inquires regarding the [Trust/Fund] and its operation, processing shareholder transactions, forwarding and collecting proxy material, changing dividend payment elections and providing any other shareholder services not otherwise provided by the [Trust's/Fund's] transfer agent; and (e) accruals for interest on the amount of the foregoing expenses that exceed the Distribution Fee for that Class and, in the case of Class B and Class L shares, any contingent deferred sales charges received by Salomon Smith Barney; provided, however, that (i) the Distribution Fee for a particular Class may be used by Salomon Smith Barney only to cover expenses primarily intended to result in the sale of shares of that Class, including, without limitation, payments to the financial consultants of Salomon Smith Barney and other persons as compensation for the sale of the shares, and (ii) the Service Fees are intended to be used by Salomon Smith Barney primarily to pay its financial consultants for servicing shareholder accounts, including a continuing fee to each such financial consultant, which fee shall begin to accrue immediately after the sale of such shares.

	Section 3.  Approval by Shareholders

The Plan will not take effect, and no fees will be payable in accordance with Section 1 of the Plan, with respect to a Class until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class. The Plan will be deemed to have been approved with respect to a Class so long as a majority of the outstanding voting securities of the Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the [Trust/Fund].

	Section 4.   Approval by [Trustees/Directors.]

	Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the Board of [Trustees/Directors] and (b) those [Trustees/Directors] who are not interested persons of the [Trust/Fund] and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified
[Trustees/Directors]"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

	Section 5.  Continuance of the Plan.

	The Plan will continue in effect with respect to each Class
until [     , 1999] and thereafter for successive twelve-month
periods with respect to each Class; provided, however, that such continuance is specifically approved at least annually by the [Trustees/Directors] of the [Trust/Fund] and by a majority of the Qualified [Trustees/Directors].

	Section 6.  Termination.

	The Plan may be terminated at any time with respect to a Class (i) by the [Trust/Fund] without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Class or (ii) by a majority vote of the Qualified [Trustees/Directors]. The Plan may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class.

	Section 7.  Amendments.

	The Plan may not be amended with respect to any Class so as to increase materially the amounts of the fees described in
Section 1 above, unless the amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Class. No material amendment to the Plan may be made unless approved by the [Trust's/Fund's] Board of [Trustees/Directors] in the manner described in Section 4 above.

	Section 8.  Selection of Certain [Trustees/Directors].

	While the Plan is in effect, the selection and nomination of the [Trust's/Fund's] [Trustees/Directors] who are not interested persons of the [Trust/Fund] will be committed to the discretion of the [Trustees/Directors] then in office who are not interested persons of the [Trust/Fund].

	Section 9.  Written Reports

	In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the [Trust's/Fund's]
Board of [Trustees/Directors] and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

	Section 10.  Preservation of Materials.

	The [Trust/Fund] will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to
Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

	Section 11.  Meanings of Certain Terms.

	As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the [Trust/Fund] under the 1940 Act, by the Securities and Exchange Commission.

	Section 12. Limitation of Liability. (Massachusetts business trusts only)

	The obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Master Trust Agreement. The execution of this Plan has been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement.


	 IN WITNESS WHEREOF, the Fund has executed the Plan as of July _____, 1998.

						[NAME OF TRUST/FUND]
						On behalf of


						By:
____________________________________
						     Heath B. McLendon
						     Chairman of the
Board
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